UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2004

Education Management Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-21363	25-1119571
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4 ( c) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 8.01. – Other Events.

Education Management Corporation (the “Company”) announced that three of its schools have received “show cause” orders from the Accrediting Council of Independent Colleges and Schools (“ACICS” or the “Council”) due to the failure to timely file certain financial information. The schools subject to the show cause orders are The Art Institute of California – Los Angeles (including its branches The Art Institute of California – San Francisco and The Art Institute of California – Orange County), The Art Institute of Charlotte and The Art Institutes International Minnesota.

ACICS issued the show cause orders because information filed by the Company was received by the Council’s Financial Review Committee on the morning of the day requested but after the adjournment of a meeting convened by the Committee to review the information. Accordingly, the Company believes that the show cause orders will be vacated by ACICS at its next scheduled meeting in April 2005. ACICS has taken the position that its rules prohibit the removal of a show cause order enacted by the Council without an action of the entire Council. The Company believes the impact of the show cause orders will not have a material adverse effect on the operations of the schools to which the orders apply.

The schools that received the show cause directives must demonstrate why their accreditation should not be withdrawn by suspension. As of October 2004, a total of 7,400 students attended the schools subject to the show cause orders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Robert T. McDowell Robert T. McDowell Executive Vice President and Chief Financial Officer

Dated: December 21, 2004